Amendment No. 2


                       dated as of December 21, 1995


                                  to the


               SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                        dated as of April 25, 1995,
       as amended by Amendment No. 1 dated as of September 19, 1995,


                                  between


                      PENRIL DATACOMM NETWORKS, INC.


                                    and


                                SIGNET BANK
                             TABLE OF CONTENTS


                                                                       Page


Section 1.     Definitions . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2.     Amendments to the Amended Agreement . . . . . . . . . . .  1

Section 3.     Effectiveness . . . . . . . . . . . . . . . . . . . . . .  3

Section 4.     Existing Revolving Note . . . . . . . . . . . . . . . . .  4

Section 5.     Integration; Confirmation . . . . . . . . . . . . . . . .  4

Section 6.     Counterparts. . . . . . . . . . . . . . . . . . . . . . .  4

Section 7.     Successors and Assigns. . . . . . . . . . . . . . . . . .  5

Section 8.     Governing Law . . . . . . . . . . . . . . . . . . . . . .  5


Exhibit A -    Form of Revolving Note

Exhibit B -    Form of Guarantor Consent

                              Amendment No. 2


          This Amendment No. 2 (this "Amendment No. 2") is dated as of December 21, 1995 and is between PENRIL DATACOMM NETWORKS,
INC., a Delaware corporation (the "Borrower"), and SIGNET BANK, a
Virginia banking corporation, as successor to Signet
Bank/Maryland (the "Bank").

          The Borrower and the Bank are parties to a Second Amended and Restated Credit Agreement dated as of April 25, 1995, as amended by "Amendment No. 1 thereto dated as of September 19, 1995 (the "Amended Agreement"). The Borrower has requested the Bank to extend the availability period for Revolving Loans, Letters of Credit and Exchange Contracts from December 31, 1995 to March 31, 1996 and to suspend the Borrower's obligation to comply with the financial covenants specified in the Amended Agreement for the fiscal quarter ended January 31, 1996. The Bank is agreeable to the Borrower's request, all on the terms and conditions set forth in this Amendment No. 2. Accordingly, the parties hereto agree as follows:

          Section 1.     Definitions.  Terms used herein and not
defined which are defined in the Amended Agreement shall have for the purposes hereof the respective meanings set forth therein.

          Section 2.     Amendments to the Amended Agreement.

          (a) The Amended Agreement is hereby amended by substituting "Signet Bank" for all references to "Signet
Bank/Maryland" therein.

          (b) Section 1.1 of the Amended Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

          "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any Subsidiary of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease but excluding
     (i) dispositions of inventory or other products or services in the ordinary course of business and
     (ii) dispositions of equipment in the ordinary course of business, the Net Cash Proceeds of which are used to purchase replacement equipment within 120 days after the disposition thereof; provided that the aggregate amount of Net Cash Proceeds not constituting Asset Sales pursuant to this clause (ii) shall not exceed $100,000 in any one fiscal year of the Borrower.

          "Equity Issuance" means any sale or issuance by the Borrower or any Subsidiary of its capital stock, other than capital stock issued by the Borrower pursuant to employee stock options, director stock options or other employee benefit plans.

          "Net Cash Proceeds" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Sale), less
     (i) any expenses reasonably incurred by such Person in respect of such Reduction Event and (ii) if such Reduction Event is an Asset Sale, (A) the amount of any Debt secured by a Lien on any asset disposed of in such Asset Sale and discharged from the proceeds thereof and
     (B) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale.

          "Reduction Event" means (i) any Asset Sale or
     (ii) any Equity Issuance.

          (c)  The definition of "Applied Revolving Amount" in
Section 1.1 of the Amended Agreement is hereby amended by deleting the parenthetical in clause (iii).

          (d)  The definition of "Letter of Credit" in Section
1.1 of the Amended Agreement is hereby amended by deleting the phrase ", including the 1995 Appeal Bond LC".

          (e) Section 1.1 of the Amended Agreement is hereby amended by deleting the definitions of "Net Sales Proceeds" and "1995 Appeal Bond LC".

          (f) Section 2.2(b) of the Amended Agreement is hereby amended by substituting the word "issue" for the word "issues" therein.

          (g) The Amended Agreement is hereby amended by substituting "March 31, 1996" for each reference to "December 31, 1995" which appears in Sections 2.2, 2.3, 2.10(b) and 2.11.

          (h) Section 2.9 of the Amended Agreement is hereby amended by deleting the word "and" immediately prior to the phrase "December 31, 1995", by substituting a comma therefor and by adding the phrase "and March 31, 1996" immediately before the period.

          (i) Section 2.10 (c) of the Amended Agreement is hereby amended by deleting the caption and introductory language through and including the colon which first appears therein and by substituting the following in lieu thereof:

          (c) Reduction Transactions. In addition to any other required payments pursuant to this Section 2.10, if the Borrower or any Subsidiary shall at any time receive any Net Cash Proceeds of any Reduction Event, an amount equal 100% of such Net Cash Proceeds shall be applied (forthwith upon receipt by the Borrower or any of its Subsidiaries, as the case may be) as follows:

          (j) The Amended Agreement is hereby amended by adding the following as a new Section 5.7:

          Section 5.7. Suspension of Financial Covenants for Quarter Ending January 31, 1996. Compliance by the Borrower with the requirements of this Article V shall be determined as of the end of each fiscal quarter as specified herein, other than for the fiscal quarter ending January 31, 1996, but the results of operation and financial position of the Borrower and its Subsidiaries for such fiscal quarter shall be included for purposes of determining the compliance by the Borrower with the requirements specified herein for other fiscal quarters.

          (k) The Amended Agreement is hereby amended by substituting Exhibit A to this Amendment No. 2 as Exhibit A to the Amended Agreement.

          Section 3.     Effectiveness.  This Amendment No. 2
shall become effective as of the date hereof on the date (the
"Effective Date") when the last of the following conditions shall have been satisfied:

               (i)  the Bank shall have received
     counterparts of this Amendment No. 2 duly executed by itself and the Borrower;

               (ii) the Bank shall have received a
     substitute Revolving Note of the Borrower, substantially in the form of Exhibit A to this Amendment No. 2, duly executed by the Borrower;

               (iii) the Bank shall have received
     counterparts of Guarantor Consents and Agreements, substantially in the form of Exhibit B to this Amendment No. 2, duly signed by each Guarantor;

               (iv) the fact that the representations and warranties of the Borrower contained in the Amended
     Agreement shall be true on and as of the Effective
     Date;

               (v)  the Bank shall have received all
     documents it may reasonably request relating to the existence of the Borrower and its authority to execute, deliver and perform this Amendment No. 2, and the validity of this Amendment No. 2 and any other matters relevant hereto, all in form and substance satisfactory to the Bank; and

               (vi) on the Effective Date, the Borrower shall have prepaid the Loans by an aggregate principal amount of at least $200,000, such payment being applied to repay the Acquisition Loan or the Term Loans in the order required as if such net proceeds were Net Cash Proceeds under Section
     2.10(c)(ii), (iii) or (iv).

On the Effective Date, the Amended Agreement will be automatically amended as set forth herein, effective as of December 21, 1995. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the Amended Agreement as amended by this Amendment No. 2.

          Section 4. Existing Revolving Note. On the Effective Date, the Revolving Note issued to the Bank under the Amended Agreement will become void, and the Bank will promptly return such Revolving Note to the Borrower. The failure by the Bank so to return the Revolving Note delivered to it under the Amended Agreement shall not affect the validity of the Revolving Note delivered to it pursuant to Section 3 of this Amendment No. 2.

          Section 5. Integration; Confirmation. On and after the Effective Date, each reference in the Amended Agreement to "this Agreement", "herein", "hereunder" or words of similar import, and each reference to any other document delivered in connection with the Amended Agreement to the "Credit Agreement", the "Amended Agreement" or the "Amended and Restated Credit Agreement" shall be deemed to be a reference to the Amended Agreement as amended by this Amendment No. 2, all other terms and provisions of the Amended Agreement shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

          Section 6. Counterparts. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be an original, all of which taken together shall constitute a single integrated agreement with the same effect as if the signatures thereto and hereto were upon the same instrument. Complete sets of counterparts shall be lodged with the Borrower and the Bank.

          Section 7.     Successors and Assigns.  The
provisions of this Amendment No. 2 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any successor or assignee arising by operation of law.

          Section 8.     Governing Law.  This Amendment No. 2
shall be governed by and construed in accordance with the laws of the State of Maryland.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date and year first above written.



                              PENRIL DATACOMM NETWORKS, INC.


                              By:\s\R. D. Rose
                                 Title:  Vice President, and
                                             Chief Financial Officer

                              1300 Quince Orchard Blvd.
                              Gaithersburg, Maryland 20878
                              Telecopier Number: (301) 948-5761

                              with a copy to:

                              Richard D. Margolis, Esq.
                              Benesch, Friedlander, Coplan
                                & Aronoff
                              2300 BP America Building
                              200 Public Square
                              Cleveland, Ohio  44114
                              Telephone Number: (216) 363-4500
                              Telecopier Number: (216) 363-4588


                              SIGNET BANK


                              By\s\ Michelle Riley Levenson
                                Title:  Vice President

                              7799 Leesburg Pike, Suite 500
                              Falls Church, Virginia  22043
                              Telecopier Number: (703) 506-9712

                              with copy to:

                              Brian D. Murphy, Esq.
                              McGuire, Woods, Battle & Boothe,
                                 L.L.P.
                              One James Center
                              Richmond, Virginia  23219
                              Telephone Number: (804) 775-4332
                              Telecopier Number: (804) 775-1062

                                                                    EXHIBIT A



                             FORM OF REVOLVING NOTE

                                                            December 21, 1995
$5,500,000                                             Falls Church, Virginia


          For value received, PENRIL DATACOMM NETWORKS, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of SIGNET BANK (the "Bank") on March 31, 1996 the principal amount of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to, or continued under, the Second Amended and Restated Credit Agreement dated as of April 25, 1995 between the Borrower and the Bank (as amended by Amendment No. 1 dated as of September 19, 1995 and by Amendment No. 2 dated as of December 21, 1995 and as the same may be further amended, modified or supplemented from time to time, the "Amended Agreement"). The Borrower promises to pay interest on the aggregate unpaid principal amount of such Loans on the dates and at the rate or rates provided for in the Amended Agreement. All payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of Signet Bank, 7799 Leesburg Pike, Suite 500, Falls Church, Virginia 22043.

          All Revolving Loans made by the Bank to the Borrower pursuant to the Amended Agreement and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, that any failure by the Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms hereof.

          This Note is the Revolving Note referred to in the Amended Agreement. Terms defined in the Amended Agreement are used herein with the same meanings. Reference is made to the Amended Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                              PENRIL DATACOMM NETWORKS, INC.


                              \s\Richard D. Rose

                              Richard D. Rose
                              Vice President and
                              Chief Financial Officer